ETF Opportunities Trust 485BPOS

Exhibit 99.(j)(7)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated August 29, 2024, relating to the financial statements and financial highlights of T‐Rex 2X Long Tesla Daily Target ETF, T‐Rex 2X Inverse Tesla Daily Target ETF, T‐Rex 2X Long NVIDIA Daily Target ETF, and T‐Rex 2X Inverse NVIDIA Daily Target ETF, each a series of ETF Opportunities Trust, for the period ended June  30,  2024,  and  to  the  references  to  our  firm  under  the  headings  “Fund  Service  Providers”  and  “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 25, 2024